UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2018

PROPANC BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54878	33-0662986
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

302, 6 Butler Street Camberwell, VIC, 3124 Australia
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 61 03 9882 6723

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

Effective June 26, 2018, Propanc Biopharma, Inc. (the “Company”) issued a convertible promissory note (the “JSJ Note”) to JSJ Investments, Inc. (“JSJ”) in the aggregate principal amount of $113,000.00, such principal and the interest thereon convertible into shares of the Company’s common stock at the option of JSJ any time after 180 days of issuance. At the time of closing on June 27, 2018, JSJ deducted $3,000.00 from the principal payment due under the JSJ Note to be applied to its legal expenses, such that the Company received aggregate net proceeds of $110,000 at closing.

The maturity date of the JSJ Note is June 26, 2019, unless extended for up to one year in JSJ’s discretion (the “Maturity Date”). The JSJ Note shall bear interest at a rate of 8% per annum, and after the Maturity Date shall compound quarterly.

Additionally, JSJ has the option to convert all or any amount of the principal face amount of the JSJ Note, at any time beginning December 23, 2018, for shares of the Company’s common stock at a price equal to 65% of the lowest closing bid price (the “Closing Bid Price”) of the Company’s common stock as reported on the OTC Markets Group, Inc. quotation system for the ten prior trading days, including the day upon which the Company receives a notice of conversion from JSJ (the “Conversion Price’). However, in the event that the Company’s common stock is restricted by the Depository Trust Company for any reason, the Conversion Price shall be lowered to 50% of the lowest Closing Bid Price for the duration of such restriction. Notwithstanding the foregoing, JSJ shall be restricted from effecting a conversion if such conversion, along with other shares of the Company’s common stock beneficially owned by JSJ and its affiliates, exceeds 4.99% of the outstanding shares of the Company’s common stock.

The JSJ Note may be prepaid until December 23, 2018. If the JSJ Note is prepaid within 90 days of the issuance date, then the prepayment premium shall be 135% of the face amount plus any accrued interest; if the JSJ Note is prepaid after 90 days from the issuance date, but prior to 121 days from the issuance date, then the prepayment premium shall be 140% of the face amount plus any accrued interest; and if the JSJ Note is prepaid after 120 days from the issuance date, but prior to 180 days from the issuance date, then the prepayment premium shall be 145% of the face amount plus any accrued interest.

The Company shall at all times reserve a minimum of four times the number of shares required if all outstanding principal, and interest under the JSJ Note would be fully converted, and JSJ may reasonably request increases from time to time to reserve share amounts.

The JSJ Note contains certain events of default, including failure to timely issue shares upon receipt of a notice of conversion, failure to give at least 20 days notice of a reverse split, and failure to file all reports required to be filed by it with the SEC or the OTC Markets to remain a “Current Information” designated company, as well as certain customary events of default, including, among others, a breach of the covenants, insolvency, bankruptcy and failure by the Company to pay the principal and interest due under the JSJ Note.

Upon an event of default, interest on the outstanding principal shall accrue at a default interest rate of 18% per annum or at the highest rate permitted by law. Amounts due under the JSJ Note in the event of a default shall be based on the value of the underlying conversion shares and calculated off of the highest price of the Company’s common stock at any time between June 26, 2018 and the date of the event of default. In addition, for the first three occurrences of an event of default, the conversion discount shall be increased by 5% for each occurrence of a default.

Additional default penalties include:

●	In the event that the Company fails to remain DTC or DWAC Eligible, then the conversion discount shall be increased by 5% for each such failure.

●	In the event that the Company fails to deliver to JSJ shares of common stock issuable upon conversion of principal or interest under the JSJ Note within three business days of a notice of conversion by JSJ, including an opinion of counsel, the Company shall incur liquidated damages of $250 per day thereafter that the shares are not issued.

Any shares to be issued pursuant to any conversion of the JSJ Note shall be issued pursuant to an exemption from the registration requirement of the Securities Act of 1933, as amended (the “Securities Act”) provided in Section 4(a)(2) of the Securities Act.

The Company intends to use all of the net proceeds from the JSJ Note ($110,000 in the aggregate) for general working capital purposes.

The foregoing description of the JSJ Note does not purport to be complete and are qualified in its entirety by reference to the JSJ Note, a copy of which is filed as Exhibit 10.1 hereto.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement by a Registrant

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

Item 9.01 Exhibits

(d) Exhibits.

Exhibit	Description

10.1	8% Convertible Redeemable Note

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Propanc Biopharma, Inc.

Date: July 2, 2018	By:	/s/ James Nathanielsz
James Nathanielsz
Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer